As filed with the Securities and Exchange Commission on May 9, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the Securities Act of 1933

Antero Midstream GP LP

(Exact name of registrant as specified in its charter)

Delaware	61-1748605
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1615 Wynkoop Street

Denver, Colorado 80202

(303) 357-7310

(Address of Principal Executive Offices)

ANTERO MIDSTREAM GP LP 2017 LONG-TERM INCENTIVE PLAN

(Full title of plan)

Glen C. Warren, Jr.

1615 Wynkoop Street

Denver, Colorado 80202

(303) 357-7310

(Name and address of agent for service)

Copy to:

William N. Finnegan IV

Ryan J. Maierson

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a
		smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Shares representing limited partner interests	930,851	$22.12	$20,590,424	$2,387

(1)              Represents the common shares representing limited partner interests (“Common Shares”) of Antero Midstream GP LP issuable pursuant to the Antero Midstream GP LP Long-Term Incentive Plan (the “Plan”) being registered hereby.

(2)              Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Common Shares as may become issuable pursuant to the adjustment provisions of the Plan.

(3)              Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act. The price for the Common Shares being registered hereby is based on a price of $22.12, which is the average high and low trading prices per Common Share as reported by the NYSE on May 4, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

AMGP GP LLC, a Delaware limited liability company (the “Company”), the general partner of Antero Midstream GP LP, a Delaware limited partnership (the “Registrant”), will provide all participants in the Antero Midstream GP LP Long-Term Incentive Plan (the “Plan”) with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the “Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this registration statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                          Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated in this Registration Statement by reference:

(a) The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-216975) relating to the Registrant’s registration statement on Form S-1, initially filed with the Commission on January 20, 2017 (as amended, and including exhibits, the “S-1 Registration Statement”); and

(b) The description of the Registrant’s common shares representing limited partner interests contained in the Registrant’s registration statement on Form 8-A (File No. 001-38075) filed with the Commission on April 27, 2017 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating, changing or modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                          Description of Securities.

Not applicable.

Item 5.                          Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                 Indemnification of Directors and Officers.

Subject to any terms, conditions or restrictions set forth in the Registrant’s Agreement of Limited Partnership (the “Partnership Agreement”), Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Section 7.7(a) of the Partnership Agreement provides that the Registrant will indemnify and hold harmless the following persons (each, an “Indemnitee”), in most circumstances, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals:

•    the General Partner;

•    any departing general partner;

•    any person who is or was an affiliate of the General Partner or any departing general partner;

•           any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member (as that term is defined in the Partnership Agreement), a General Partner,  any departing general partner or any of their respective affiliates;

•           any person who is or was serving at the request of the General Partner or any departing general partner or any of their respective affiliates as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to any Group Member; provided that a person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services;

•           any person who controls a General Partner or departing general partner; and

•           any person the General Partner designates as an Indemnitee for purposes of the Partnership Agreement because such person’s status, service or relationship exposes such person to potential claims, demands, suits or proceedings relating to the Partnership Group’s (as that term is defined in the Partnership Agreement) business and affairs.

Any indemnification described above will be made only out of the Registrant’s assets. The General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Registrant to enable the Registrant to effectuate such indemnification.

Section 7.7(b) of the Partnership Agreement provides that, to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Registrant prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Indemnitee is not entitled to be indemnified upon receipt by the Registrant of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized by Section 7.7 of the Partnership Agreement.

Section 7.7(d) of the Partnership Agreement provides that the Registrant may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates the Indemnitees and such other persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liability under the Partnership Agreement.

In addition, Section 11(b) of the Underwriting Agreement (as defined in the Partnership Agreement) provides for the indemnification of the Registrant, the General Partner, and the Selling Shareholder (as defined in the Underwriting Agreement), and their directors and officers who signed the S-1 Registration Statement and each person who controls the Registrant or the Selling Shareholder, including indemnification for liabilities under the Securities Act.

Under the limited liability company agreement of the General Partner (the “GP Agreement”), in most circumstances, the General Partner will provide indemnification similar to that in the Partnership Agreement for each of the following: (i) any Existing Owner (as defined in the GP Agreement) or any Qualifying Interest Holder (as defined in the GP Agreement), (ii) any person who is or was an affiliate of the General Partner, any Existing Owner or any Qualifying Interest Holder, (iii) any person who is or was a managing member, member, general partner, shareholder, director, officer, fiduciary, agent or trustee of the General Partner, any Existing Owner or any Qualifying Interest Holder or any affiliate of the General Partner, any Existing Owner or any Qualifying Interest Holder, (iv) any person who is or was serving at the request of the General Partner, any Existing Owner or any Qualifying Interest Holder or any affiliate of the General Partner, any Existing Owner or any Qualifying Interest Holder as an member, manager, partner, director, officer, fiduciary, agent or trustee of another person in furtherance of the business or affairs of any Group Member (as defined in the GP Agreement); provided, however, that a person shall not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (v) any person designated by the General Partner as an “Indemnitee” for purposes of the GP Agreement.

The General Partner may purchase insurance covering its officers and directors, the Indemnitees and such other persons as the General Partner shall determine against liabilities asserted and expenses incurred in connection with the General Partner’s  activities or such person’s activities on behalf of the General Partner.

Item 7.                          Exemption from Registration Claimed.

Not applicable.

Item 8.                          Exhibits.

Exhibit
No.	Description

3.1*	Certificate of Limited Partnership of Antero Midstream GP LP (incorporated by reference to Exhibit 3.2 to the Registrant’s current report on Form 8-K filed with the Commission on May 9, 2017).

3.2*

Form of Agreement of Limited Partnership by and between AMGP GP LLC, as the General Partner, and Antero Resources Investment LLC, as the Organizational Limited Partner (incorporated by reference to Appendix A to the Registrant’s registration statement on Form S-1/A (File No. 333-216975) filed with the Commission on April 17, 2017).

4.1	Antero Midstream GP LP Long-Term Incentive Plan.

5.1	Opinion of Latham & Watkins LLP as to the legality of the securities being registered.

23.1	Consent of KPMG LLP (Antero Resources Midstream Management LLC).

23.2	Consent of KPMG LLP (Antero Midstream Partners LP).

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereof).

*  Incorporated herein by reference as indicated.

Item 9.                          Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 9, 2017.

ANTERO MIDSTREAM GP LP

By:	AMGP GP LLC, its general partner

By:	/S/ GLEN C. WARREN, JR.
	Name:	Glen C. Warren, Jr.
	Title:	Director, President and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glen C. Warren, Jr., whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below on May 9, 2017.

Name	Title

/S/ PAUL M. RADY	Chairman and Chief Executive Officer
Paul M. Rady	(Principal Executive Officer)

/S/ GLEN C. WARREN, JR.	Director, President and Secretary
Glen C. Warren, Jr.	(Principal Financial Officer)

/S/ MICHAEL N. KENNEDY	Chief Financial Officer and Senior Vice President—Finance
Michael N. Kennedy	(Principal Financial Officer)

/S/ K. PHIL YOO	Vice President—Accounting, Chief Accounting Officer and
K. Phil Yoo	Corporate Controller (Principal Accounting Officer)

/S/ PETER R. KAGAN	Director
Peter R. Kagan

/S/ W. HOWARD KEENAN, JR.	Director
W. Howard Keenan, Jr.

/S/ JAMES R. LEVY	Director
James R. Levy

/S/ BROOKS J. KLIMLEY	Director
Brooks J. Klimley

/S/ ROSE M. ROBESON	Director
Rose M. Robeson

Exhibit No.	Description

3.1*	Certificate of Limited Partnership of Antero Midstream GP LP (incorporated by reference to Exhibit 3.2 to the Registrant’s current report on Form 8-K filed with the Commission on May 9, 2017).

3.2*

Form of Agreement of Limited Partnership by and between AMGP GP LLC, as the General Partner, and Antero Resources Investment LLC, as the Organizational Limited Partner (incorporated by reference to Appendix A to the Registrant’s registration statement on Form S-1/A (File No. 333-216975) filed with the Commission on April 17, 2017).

4.1	Antero Midstream GP LP Long-Term Incentive Plan.

5.1	Opinion of Latham & Watkins LLP as to the legality of the securities being registered.

23.1	Consent of KPMG LLP (Antero Resources Midstream Management LLC).

23.2	Consent of KPMG LLP (Antero Midstream Partners LP).

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereof).

*  Incorporated herein by reference as indicated.